GOLDEN PATRIOT, CORP.

1140 Reckson Plaza

Uniondale, N.Y. 11556

May 24, 2006

Trading Symbols:

GPTC--OTCBB

GPU-- Frankfurt Stock Exchange

Golden Patriot Closes Second Tranche of $2,000,000 Placement

Golden Patriot, Corp. (“GPTC”) is extremely pleased to announce that it has closed the second tranche of the $2,000,000 private placement. This now gives GPTC more than enough cash on hand to cover the expected costs for the upcoming full scale drill program on the previously producing Lucky Boy Uranium Project.

Golden Patriot has recently been informed by the operator of the project, Ashworth Exploration Ltd. (“Ashex”), that crews have been mobilized for further exploration and in preparation for the upcoming drill program on the Lucky Boy past producing uranium mine.  GPTC has advanced to Ashex the funds for the necessary state and federal bond requirements. The operator is now preparing the documentation required for the drill permits. The operator signed-off on a service contract with SWCA Environmental Inc., to initiate the biological and archeological surveys on the Lucky Boy property as required by BLM and State law and in compliance with the Plan of Operations.

One of the first uranium properties to go into production in Arizona, the Lucky Boy property has demonstrated open-pittable and heap-leachable characteristics.  The property appears to be located in a non environmentally-sensitive area. Exploration and development potential is considered very high.

Brad Rudman, President of GPTC stated, “We now have cash on hand to fully develop the past producing Lucky Boy Uranium Prospect.   This now puts GPTC  in one of if not the best financial positions the company has enjoyed at a time of near all time highs on uranium.  Our future drill prospects are all ahead of us and we are extremely excited about the future growth that these could provide to the company.”

GPTC  has interests in mineral properties involving uranium and gold.

To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Contact: Brad Rudman

Tel: 212-760-0500

www.goldenpatriotcorp.com

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.